Exhibit 99.1

SPACEHAB, Inc.
12130 Highway 3, Bldg. 1
Webster, Texas 77598-1504
1.713.558.5000
fax: 1.713.558.5960
www.spacehab.com

FOR IMMEDIATE RELEASE

SPACEHAB ANNOUNCES DISMISSAL OF LLOYDS OF LONDON COMPLAINT

Houston, Texas, June 2, 2005 – SPACEHAB, Incorporated (NASDAQ/NMS: SPAB), a leading provider of commercial space services, today announced that Certain Underwriters at Lloyds of London have agreed to drop their complaint against the Company and join with SPACEHAB in pursuit of its claims with NASA for reimbursement of loss for its Research Double Module in the STS-107 Space Shuttle Columbia accident.

Shortly following the space shuttle accident in February 2003, SPACEHAB received $17.7 million in insurance proceeds from the Underwriters, SPACEHAB’s commercial insurers for the Research Double Module. In January 2004 the Underwriters filed a complaint seeking return of the money alleging, among other things, that such proceeds were paid erroneously primarily due to the fact that NASA had not paid indemnification due to the Company prior to the payment of the insurance proceeds and that the Company had not cooperated with the Underwriters in protecting their right of subrogation.

SPACEHAB and the Underwriters have agreed to jointly pursue recovery against NASA with SPACEHAB leading the appeals process. The Underwriters will participate in a recovery, if any, net of legal costs, in accordance with a pre-agreed schedule which limits SPACEHAB’s liability with the Underwriters to $500,000. Also in accordance with the agreement, the Underwriters will dismiss their complaint against SPACEHAB with prejudice.

To date, two claims have been filed with NASA regarding losses sustained on the STS-107 space shuttle accident. The first claim, the contract claim, which was filed in January 2004 for recovery of SPACEHAB’s module and associated equipment, totaled $87.7 million and included subrogation of insurance proceeds of $17.7 million received from the Underwriters. NASA paid SPACEHAB $8.0 million plus interest in October 2004 claiming its liability was limited under the contract. In December 2004 SPACEHAB appealed the denial of its contract claim beyond $8.0 million through the Armed Services Contract Board of Appeals. On May 5, 2005 NASA filed its answer to SPACEHAB’s complaint with the Board of Appeals. SPACEHAB is now proceeding with discovery.

SPACEHAB filed a second claim in November 2004, the tort claim, for $79.7 million ($87.7 million less the partial recovery of $8.0 million) under the Federal Tort Claims Act (FTCA). NASA has not answered the Company’s FTCA claim. Upon NASA’s denial or failure to respond to the claim, the Company has the option to pursue this claim through appeal to the Federal District Court.

About SPACEHAB, Incorporated

SPACEHAB, Incorporated (www.spacehab.com) is a leading provider of commercial and government space services with three primary business units. The Flight Services business unit develops, owns, and operates habitat and laboratory modules and cargo carriers aboard NASA’s Space Shuttles for Space

Station resupply and research purposes. SPACEHAB’s Astrotech subsidiary provides payload processing support services for both commercial and government customers at company-owned facilities in Florida and California. The Company’s Government Services business unit supports NASA’s Johnson Space Center providing configuration management, product engineering, and support services for both the Space Station and Space Shuttle programs. Additionally, through The Space Store, Space Media provides space merchandise to the public and space enthusiasts worldwide (www.thespacestore.com).

The statements in this document may contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statement. These factors include, but are not limited to, continued government support and funding for key space programs, product performance and market acceptance of products and services, as well as other risk factors and business considerations described in the company’s Securities & Exchange Commission filings including the annual report on Form 10-K. Any forward-looking statements in this document should be evaluated in light of these important risk factors. The Company assumes no obligation to update these forward-looking statements.

FOR MORE INFORMATION:

Kimberly Campbell

Vice President

Corporate Marketing and Communications

SPACEHAB, Inc.

713.558.5049

campbell@spacehab.com

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